Exhibit 10.9

FORM OF EMPLOYMENT AGREEMENT

Name:	Polar Star Management Company AS	Org. No.:	[]
Address:	[address]

(“Employer” or “Company”)

and

Name:	Rickard Per Olander
Address:	[address]

(“Executive”)

has today entered into an employment agreement (“Agreement”), on the following terms:

1.                                           EMPLOYMENT AND SCOPE OF WORK

Executive is employed as Chief Investment Officer of the Company.

The commencement date of employment is the date of the IPO of Polar Star Realty Trust Inc., which employment will continue until Executive’s employment is terminated in accordance with the notice provisions of Clause 11.

The Executive reports to the Chief Executive Officer (the “CEO”) of the Company.

The Executive shall have all the obligations that normally are incumbent upon a Chief Investment Officer.

The Executive shall comply with any special instructions for his post, and must be prepared to make any adjustments/changes in the work required by the circumstances. The Company may change and/or add to the scope of employment of the Executive (including amending the work tasks) if such changes are considered necessary in the opinion of the Company.

2.                                           SPECIAL DUTIES

The Executive is obligated to place his full working capacity at the disposal of the Employer.

The Executive must not, without the express written consent of the Employer, perform any services or work on behalf of any other businesses or third parties, or have board or committee positions, honorary posts, positions of trust or otherwise participate in or render services to such businesses or third parties.

Other than specified above and the board positions listed in the S-11 at the time of the IPO, the Executive confirms that no such circumstances exist at the commencement date.

3.                                           PLACE OF WORK AND WORKING HOURS

The principal place of work shall be the Company’s United States office at any time. However, the Executive agrees that the nature of the work will entail travelling and relocations for shorter periods, and he shall comply with instructions given by the CEO of the Company for such relocation.

4.                                           SALARY, BONUS AND EXPENSES

The Executive’s annual salary shall be $275,000(1) to be paid by 1/12 each month to the Executive’s bank account in accordance with the normal routines of the Employer. In the event of overpayment, this may be rectified in subsequent payments. The annual salary shall be reviewed once a year at the Employer’s sole and absolute discretion, first time in 2015.

Expenses the Executive incurs in relation to his work shall be covered by the Company in accordance with the at any time prevailing policy.

The Employee shall participate in the at any time prevailing bonus scheme, if any.

Any restricted stock, options and other Long-Term Incentive Plan awards is regulated in a separate agreement as determined by the Compensation Committee of Polar Star Realty Trust Inc.

5.                                           INSURANCE AND RETIREMENT PLAN

The Executive shall be permitted during the term of his employment to participate in any group life, hospitalization or disability insurance plans, health programs, equity incentive plans, long-term incentive programs, 401(k) and other retirement plans, fringe benefit programs and similar benefits that may be available (currently or in the future) to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

6.                                           HOLIDAY

The Executive is entitled to 5 weeks of paid vacation per annum to be taken in accordance with the Company’s applicable vacation policy, plus all Company recognized holidays.  In addition, the Executive is entitled to two additional days paid leave.

7.                                           DATA PROTECTON

The Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records, and may use such information in the course of the Company’s or any group company’s business.

Any disclosure of such information to third parties will be conducted in line with applicable laws and regulations.

(1)  Fixed at Bloomberg exchange rate at the close of business on date IPO of Polar Star Realty Trust Inc. is completed.

8.                                           CONFIDENTIALITY AND HANDLING OF DOCUMENTS

The Executive is obligated, both during his period of employment and after termination of his employment, whether terminated lawfully or not, without limitation in time, to observe strict and complete confidentiality in relation to third parties regarding any and all information of a competitive, confidential and/or sensitive nature, as well as others’ personal data or information, relating to the Company or any group company that might have come to the Executive’s attention (either directly or indirectly). The Executive must maintain such strict and complete confidentiality until the information has become publicly or universally known through other means than the Executive’s breach of confidentiality.

The duty of confidentiality implies, inter alia, that the Executive must not exchange confidential information to other persons than managers, directors, executives or advisors of the Company or any group company who in their work has an objective and justifiable need for the information.

The above-identified provision shall not preclude that the Executive, having left the Company, may make use of general knowledge and experience of a technical or business-related nature acquired by him during his employment.

9.                                           INTELLECTUAL PROPERTY RIGHTS

Executive shall promptly disclose to the Company any and all copyrightable works or other any intellectual or proprietary right, including but not limited to any and all intellectual work or achievement, other proprietary material, catalogues, databases, design, software, know-how and improvements which the Executive solely or in cooperation with others has contributed to obtain, make, develop, invent or provide, or similar, during the time of employment and that may be related to and/or possibly be used in the Company’s operations, shall fully, automatically and free of charge be transferred to the Company (“Works for Hire”). Any and all Works for Hire shall be considered (1) “works made for hire” under the copyright laws of the United States or (2) property of the Company under applicable federal, state, local and foreign trademark laws, as appropriate.  To the extent that Works for Hire fail to qualify as “works made for hire” under the copyright laws of the United States or any other jurisdiction or property of the Company under applicable federal, state, local or foreign trademark laws, Executive hereby assigns each Work for Hire and all rights, titles and interests therein from time to time in any and every jurisdiction, domestic and foreign, to the Company. Whenever Executive is reasonably requested to do so by the Company, during or after the Term, Executive shall promptly execute and deliver (at the Company’s expense) any and all applications, assignments or other document or instruments deemed necessary or advisable by the Company to apply for and confirm and effectuate full and exclusive ownership of Works for Hire in the Company, including, without limitation, ownership of any moral rights under the copyright law of any nation, or any other rights under the intellectual property laws of any nation.  The obligations set forth in this Clause 10 shall be binding upon Executive’s successors, assigns, executors, administrators and other legal representatives.

The Executive shall give any and all necessary and reasonable assistance to the Company to the extent necessary to ensure complete and unlimited ownership for the Company to rights as described above, and also assist the Company if this is necessary to protect or defend any right as described above. This applies also after termination of employment.

10.                                    NOTICE, TERMINATION AND SEVERANCE PAY

Both parties are mutually entitled to terminate the employment upon six months’ written notice, calculated from and including the first day of the month following that in which notice took place. The Board may in addition require that the Executive resigns with immediate effect, or require this at any other time during the notice period.  In connection with the payment of the any severance amounts, the Executive will be required to enter into non-compete agreements for a period of 12 months.

If the employment is terminated due to reasons as listed below under (i) or (ii), the Executive is entitled to severance pay in addition to the notice period, which shall correspond to:

a.	Two times the Executive’s annual base salary at the time of termination and two times the average bonus paid for the prior three years.
b.	Accelerated vesting of restricted stock, options and other Long-Term Incentive Plan awards.
c.

Two years medical benefits and other benefits; provided, however, in the event the Company provides monthly payments equal to the premiums for continued participation in the Company’s group health insurance plans under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), such payments shall in no event continue for more than eighteen (18) months after the effective date of Executive’s termination of employment. The Employer will withhold such federal, state and local taxes as it determines are required to be withheld pursuant to applicable law or regulation.

The severance pay will be paid monthly in accordance with the rules in Clause 4 in equal instalments over the 24 month period commencing after the conclusion of the notice period.

The offer of severance pay is subject to the Executive signing an agreement upon termination where he agrees that any and all outstanding issues in connection with the employment have been finally settled, and that he waives any entitlement to bring forward any further claims against the Company.

The Executive is entitled to severance pay if:

(i)                                          The Executive’s employment is terminated by the Company without the Executive being guilty of gross breach of duty or any other material breach of this employment agreement, (“Good Cause”). Good Cause shall include, inter alia, wilful and/or gross misconduct by the Executive in the connection with the performance of his duties, conviction of, or plea of guilty or nolo contendere to a felony that goes to dishonesty or fraud, or any material breach of this contract by the Executive.

(ii)                                      The Executive gives notice of termination with a good reason (“Good Reason”). Good Reason shall include, inter alia, material diminution of roles and responsibilities, material reduction in base salary, relocation of the Executive’s principal office of more than 30 miles, or any other material breach of this Agreement by the Company or a material breach of any other material agreement between the Executive by the Company. Good Reason shall also include on or following a Change of Control, any diminution of roles or responsibilities, any reduction in base salary, any breach by the surviving entity of the contract or any other material agreement with the Executive.  Notwithstanding the foregoing, none of the events described in this section 11(ii) shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the event(s) which constitute Good Reason within sixty (60) days of the initial existence or discovery, if later, of such event(s) and then only if the Company shall have failed to cure such event (to the extent susceptible to cure) within thirty (30) days after the Company’s receipt of such written notice; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than thirty (30) days following expiration of such 30 day cure period.

“Change of Control” shall have the meaning provided in the Polar Star Realty Trust Inc. 2014 Equity Incentive Plan.

If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”).  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment.  If any Payment constitutes non-qualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.  In the event of a reduction in Payments pursuant to this Clause 11, the Company will use its reasonable best efforts to preserve the value of the applicable payment rights or benefits to Executive.  All determinations required to be made under this Clause 11, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company, which designation has been consented to by Executive (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon Company and Executive.

11.                                    COMPANY PROPERTY

The Employer’s property, including but not limited to any intellectual property rights, accounts, records, papers, identification papers, equipment, laptop computer, mobile telephone, keys, access and credit cards, etc., shall be transferred to the Employer upon termination. This applies to all documents and computer data and other electronically stored information, both originals and copies. Objects that the Executive may keep during a Severance pay period under this Agreement Clause 12, such as mobile phone, shall be transferred upon the end of such period.

12.                                    NON-COMPETE AND NON-SOLICITATION

During the first 12 months after the end of the notice period, or in case of Good Cause after the time of resignation (the “Non-compete period”), the Executive is not entitled to be employed by or directly or indirectly offer services to businesses that directly or indirectly compete with the Employer, or to start up, lead, have an ownership interest in, operate, manage, run or otherwise in any way participate in businesses that directly or indirectly compete with the Employer. This does not apply if the Executive has been dismissed with notice due to a reduction in force or other downsizing or liquidation of the Company.

The parties agree that the severance pay, according to Clause 11, is to be considered as sufficient compensation for the Non-compete period.

In the event that the Executive is not entitled to any severance pay, the Non-compete period is 12 months.

For a period of 12 months after the end of the notice period (or in case of Good Cause after the time of resignation), the Executive is not entitled to directly or indirectly influence anyone who at that time, or who during the last 24 months, was the Employer’s customer and/or supplier, to limit or terminate their customer/supplier relationship with the Employer. The Executive is likewise, for the same time period, not entitled directly or indirectly to influence any of the Employer’s employees, hired employees, independent contractors, consultants or similar to leave the Employer, or to hire or in any way employ, engage and/or make use of the services of any such employees, hired employees, independent contractors, consultants or similar.

It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Clause 12 to be reasonable, if a final determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any arbitrator or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

The Executive understands that the restrictions contained in this Clause 12 are intended to protect the Company’s interests in its proprietary information, goodwill, and its employee and investor relationships, and agrees that such restrictions (and the scope and duration thereof) are necessary, reasonable and appropriate for this purpose. The Executive acknowledges and agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of his promises and obligations under this Clause 12, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. Therefore, the Executive agrees and consents that the Company shall be entitled to an injunction or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise) to restrain any such breach or threatened breach without showing or proving any actual damage to the Company; and the Company shall be entitled to an award of its attorneys’ fees and costs incurred in enforcing the Executive’s obligations under this Clause 12.

13.                                    JURISDICTION/CHOICE OF LAW

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of [New York], without regard to its conflicts of law principles, by a court of competent jurisdiction located within the State of [New York].

14.                                    SECTION 409A.

(i)                                          Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code are intended to comply with the requirements of Section 409A and this Agreement shall be interpreted accordingly.  If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1, 409A-1(i) as of the date of the Executive’s separation from service, the Executive shall not be entitled to any payment or benefit pursuant to Clauses 4, 5, or 6 as applicable, until the earlier of (i) the date which is six (6) months after the Executive’s separation from service for any reason other than death, or (ii) the date of the Executive’s death.  The provision of this Clause 15 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Clause 15 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(ii)                                       For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each COBRA (Consolidated Omnibus Budget Reconciliation Act) continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

(iii)                                    To the extent that any reimbursements pursuant to Clause 5 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the

Executive’s taxable year following the taxable year in which the related expenses was incurred.  The provision of reimbursements pursuant to Clause 5 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(iv)                                   Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(v)                                      For purposes of Section 409A, (A) Executive may not, directly or indirectly, designate the calendar year of any payment; (B) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted in violation of Section 409A, and (C) any payment to be made after receipt of an executed and irrevocable release within any specified period, in which such period begins in one taxable year of Executive and ends in a second taxable year of Executive, will be made in the second taxable year.

15.                                    SIGNATURE

This Agreement is executed in two copies, one for each party.

— — —

	Employer:		Executive:

Signature:		Signature:
Name:	[Name]	Name:	Rickard Per Olander
Date:	[Date]	Date:	[Date]